UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 Front Street

Hamilton HM 19

Bermuda

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (441) 295-8201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On April 25, 2013 Aspen Insurance Holdings Limited (“Aspen”) elected to mandatorily convert all of its outstanding 5.625% Perpetual Preferred Income Equity Replacement Securities (“Perpetual PIERS”). In connection with the mandatory conversion, Aspen has determined the related settlement amount due upon such conversion for each $50 liquidation preference of Perpetual PIERS, in cash and in Aspen ordinary shares. The ordinary share portion of consideration has been determined by multiplying the conversion rate of 1.7121 ordinary shares by the closing sale prices of Aspen ordinary shares on each of the 20 trading days beginning on, and including, April 29, 2013 and ending on, and including, May 24, 2013, resulting in a daily conversion value, the sum of which over the 20 trading day period results in a net ordinary share amount of approximately 0.3991 per Perpetual PIERS.

Accordingly, the conversion settlement amount for each $50 liquidation preference of Perpetual PIERS will be paid in the following forms of consideration: $50.00 in cash and approximately 0.3991 shares of Aspen ordinary shares. As a result, Aspen will be issuing a total of 1,835,860 ordinary shares.

Aspen has instructed the conversion agent, Computershare Inc., to deliver the consideration owing upon conversion of the Perpetual PIERS to The Depository Trust Company (“DTC”), as record holder, on May 30, 2013, and Aspen understands that DTC will thereafter deliver such amounts to its participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED
(Registrant)

Dated: May 30, 2013

	By:	/s/ John Worth
Name: John Worth
Title: Chief Financial Officer